               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

              QUEST DIAGNOSTICS INCORPORATED
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                                        [QUEST DIAGNOSTICS LOGO]

Notice of
2002 Annual Meeting &
Proxy Statement

                                         Quest Diagnostics Incorporated
                                         One Malcolm Avenue
                                         Teterboro, NJ 07608

                         Quest Diagnostics Incorporated
                               One Malcolm Avenue
                          Teterboro, New Jersey 07608
                                 (201) 393-5000

                         -----------------------------
            NOTICE OF 2002 ANNUAL MEETING TO BE HELD ON MAY 7, 2002
                         -----------------------------

To the Stockholders of Quest Diagnostics Incorporated:

The 2002 Annual Meeting of Stockholders of Quest Diagnostics Incorporated will be held on Tuesday, May 7, 2002 at 10:30 A.M., local time, at The Waldorf Astoria, 301 Park Avenue, New York, NY 10022, for the purpose of considering and voting upon the following matters:

1. To elect four directors for a three-year term.

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for the year ending December 31, 2002.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

Your Board of Directors has fixed the close of business on March 11, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting, and any notice of adjournments or postponements of the annual meeting.

By Order of the Board of Directors

Leo C. Farrenkopf, Jr.

Leo C. Farrenkopf, Jr.
Vice President and Secretary
March 15, 2002

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. ALTERNATIVELY, STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE BY CALLING 1-800-213-3198 OR ON THE INTERNET AT HTTP//WWW.COMPUTERSHARE.COM/US/PROXY. EACH PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.

This notice and the proxy statement are dated March 15, 2002, and are first being mailed to stockholders on or about March 26, 2002.

                                Proxy Statement

                         -----------------------------
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2002
                         -----------------------------

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of Quest Diagnostics Incorporated of proxies for use at the 2002 Annual Meeting of Stockholders of Quest Diagnostics to be held on Tuesday, May 7, 2002, and at any adjournments or postponements of the annual meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about March 26, 2002.

    Only holders of record of shares of Quest Diagnostics' common stock, par value $.01 per share, at the close of business on March 11, 2002, are entitled to notice of the annual meeting and to vote on all matters presented to the annual meeting. On that date, there were issued, outstanding and entitled to vote 96,582,340 shares of common stock held by approximately 6,200 stockholders of record. Each share of common stock is entitled to one vote, voting as one class. A majority of the shares issued and outstanding at March 11, 2002, constitutes a quorum for the transaction of business.

    All proxies on the enclosed card which are properly executed and returned to Quest Diagnostics or are properly voted by telephone or Internet will be voted as provided therein at the annual meeting and any and all adjournments thereof. Signed, unmarked proxies will be voted FOR the election of the Board's nominees (Proposal 1) and FOR ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for the year ending December 31, 2002 (Proposal 2). A stockholder executing and returning a proxy may revoke it at any time before it has been voted by filing with the Secretary of Quest Diagnostics a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

    The required vote for election of directors (Proposal 1) is a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The required vote FOR approval of ratification of the selection of auditors (Proposal 2) is the

                       Quest Diagnostics Incorporated   2002 Proxy Statement   1
affirmative vote of a majority of the shares casting votes on the proposal (whether present in person or represented by proxy) provided that the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal. Any proxy that is properly executed and returned to Quest Diagnostics and marked 'abstain' as to any matter will, nevertheless, be counted in determining whether a quorum is present at the annual meeting. The number of shares abstaining on each proposal is counted and reported as a separate total. Broker non-votes are included in the determination of the number of stockholders present at the meeting for quorum purposes but are not counted in the tabulation of votes cast on proposals presented to stockholders.

    Quest Diagnostics' management does not know of any matters to be brought before the annual meeting other than Proposals 1 and 2. Quest Diagnostics' By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and Quest Diagnostics has received notice of the proposed matter, no later than February 15 of the year in which the annual meeting is held, at its principal executive office. Quest Diagnostics has not received notice of a proposal from any stockholder.

    Officers and employees of Quest Diagnostics may solicit proxies by mail, telephone, facsimile transmission or telegraph, or in person, for which they will receive no special compensation. Quest Diagnostics will bear all expenses for the preparation, printing and use of Quest Diagnostics' proxy materials. In addition, Quest Diagnostics has retained Georgeson Shareholder Communications Inc. to assist in the solicitation for a fee of $12,000 and reimbursement of its reasonable out-of-pocket expenses. No portion of the proxy solicitor's fee is dependent on the number of shares (as hereinbefore defined) voting in favor of (as opposed to those voting against or abstaining) any matter being submitted for approval at the annual meeting. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners of Quest Diagnostics' stock, and to obtain authorizations for the execution of proxies. Quest Diagnostics will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

    Quest Diagnostics' 2001 Annual Report to Stockholders has been distributed to stockholders and is not deemed a part of the materials for the solicitation of proxies.

2   Quest Diagnostics Incorporated   2002 Proxy Statement

PROPOSAL NO. 1 ELECTION OF DIRECTORS

    The Restated Certificate of Incorporation of Quest Diagnostics provides that the Board of Directors shall consist of not less than three nor more than twelve directors, the exact number to be determined from time to time by resolution of the Board of Directors. The Board presently consists of ten directors. The Restated Certificate of Incorporation further provides for three classes of directors having staggered terms of office, each class consisting, so far as possible, of one-third of the number of directors required at the time to constitute a full Board. If the number of directors may not be evenly divided into thirds, the Board of Directors shall determine which class or classes shall have one extra director.

    At the annual meeting, four directors will be elected to hold office until the 2005 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified.

    The following tables identify the four persons nominated for election to the Board of Directors at the annual meeting and the six members of the Board of Directors whose terms will expire subsequent to the annual meeting. Each of the nominees has consented to serve if elected. It is intended that the accompanying form of proxy, unless otherwise specified, will be voted for the election of the three nominees. Certain information concerning each of the nominees and continuing directors and their business experience during the past five years is provided following the tables below.

    It is the intention of the persons named on the accompanying proxy card to vote for the election of the nominees unless a stockholder has withheld such authority. Management has no reason to believe that any nominee will not be available to serve his or her prescribed term. However, the persons named on the proxy card will have the discretionary authority to vote for substitutes if any nominee is unable or unwilling to serve.

    Directors will be elected by the plurality vote of the holders of shares entitled to vote at the annual meeting and present in person or by proxy.

NOMINEES FOR THE BOARD WITH TERMS EXPIRING AT THE 2005 ANNUAL MEETING

                                      Position with
               Name                 Quest Diagnostics       Age
               ----                 -----------------       ---
William F. Buehler................      Director            62
Van C. Campbell...................      Director            63
Rosanne Haggerty..................      Director            41
Dan C. Stanzione..................      Director            56

                       Quest Diagnostics Incorporated   2002 Proxy Statement   3

MEMBERS OF THE BOARD CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 2004 ANNUAL MEETING

                                      Position with
               Name                 Quest Diagnostics       Age
               ----                 -----------------       ---
Kenneth D. Brody..................      Director            58
Mary A. Cirillo...................      Director            54
William R. Grant..................      Director            77

MEMBERS OF THE BOARD CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 2003 ANNUAL MEETING

                                Position with
           Name               Quest Diagnostics      Age
           ----               -----------------      ---
Kenneth W. Freeman........  Chairman of the Board,   51
                            Chief Executive
                            Officer and Director
Gail R. Wilensky..........  Director                 58
John B. Ziegler...........  Director                 56

KENNETH D. BRODY is the founding partner of Winslow Partners LLC, a Washington, D.C. private investment firm. He is also the co-founder and principal of Taconic Capital Advisors, an investment firm. From 1993 to early 1996, he was the chairman and president of the Export-Import Bank of the United States, a position to which he was appointed by President Clinton. From 1971 to 1991, Mr. Brody was with Goldman, Sachs & Co., where he was a partner and member of the management committee. Mr. Brody is a director of Federal Realty Investment Trust. Mr. Brody has been a director of Quest Diagnostics since January 1997.

WILLIAM F. BUEHLER retired in 2001 as Vice Chairman of Xerox Corporation, which he joined in 1991. Prior to joining Xerox, Mr. Buehler spent 27 years with AT&T, primarily in sales, marketing and general management positions. Mr. Buehler is a director of A.O. Smith. Mr. Buehler has been a director of Quest Diagnostics since July 1998.

VAN C. CAMPBELL retired in 1999 as Vice Chairman of Corning Incorporated, which he joined in 1965. He was elected treasurer in 1972, a vice president in 1973, financial vice president in 1975 and senior vice president for finance in 1980. He became general manager of the Consumer Products Division in 1981. Mr. Campbell was elected vice chairman and a director in 1983 and during 1995 was appointed to the additional position of chairman of Corning Life Sciences Inc. He is a director of Armstrong World Industries, Inc. Mr. Campbell has been a director of Quest Diagnostics since January 1991.

4   Quest Diagnostics Incorporated   2002 Proxy Statement

MARY A. CIRILLO is Chairman and Chief Executive Officer of OPCENTER, which provides help desk and network operations services. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo is a director of Digital Island, Inc. and is on the Advisory Board of Cisco Systems, Inc. Ms. Cirillo has been a director of Quest Diagnostics since April 1997.

KENNETH W. FREEMAN is Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Mr. Freeman joined Quest Diagnostics in May 1995 as President and Chief Executive Officer, was elected a director in July 1995 and was elected Chairman of the Board in December 1996. Prior to 1995, he served in a variety of financial and managerial positions at Corning Incorporated, which he joined in 1972. He was elected Controller and a Vice President of Corning in 1985, Senior Vice President in 1987, and General Manager of the Science Products Division in 1989. He was appointed President and Chief Executive Officer of Corning Asahi Video Products Company in 1990. In 1993, he was elected Executive Vice President of Corning. Mr. Freeman is a director of TRW, Inc.

WILLIAM R. GRANT has been Chairman of Galen Associates, a New York investment firm, since 1989. From 1987 to 1989 he was Chairman of New York Life International and from 1979 to 1987 of MacKay-Shields Financial Corp. He is also a former director and Vice-Chairman of SmithKline Beecham plc, and is currently a director of Allergan, Inc., Massey Energy Co., Vasogen, Inc. and Ocular Sciences. He has been a director of Quest Diagnostics since August 1999. Mr. Grant was designated by SmithKline Beecham to be a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See 'Certain Relationships and Related Transactions -- Stockholders Agreement.'

ROSANNE HAGGERTY is the founder and Executive Director of Common Ground, a not-for-profit housing development and management organization in New York City. Prior to founding Common Ground, she was the coordinator of housing development at Brooklyn Catholic Charities. Ms. Haggerty is a 2001 MacArthur Foundation Fellow. Ms. Haggerty has been a director of Quest Diagnostics since February 2002.

                       Quest Diagnostics Incorporated   2002 Proxy Statement   5

DAN C. STANZIONE is President Emeritus of Bell Laboratories at Lucent Technologies Incorporated. Dr. Stanzione began his career in 1972 with Bell Labs, where he led the teams working on the first microprocessors and digital signal processors. He was appointed president of Network Systems, Lucent's largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione is a director of Avaya Inc. Dr. Stanzione has been a director of Quest Diagnostics since January 1997.

GAIL R. WILENSKY is the John M. Olin Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. She is currently the chair of the Medicare Payment Advisory Commission, which advises Congress on all issues relating to Medicare. From 1995 to 1997 she chaired the Physician Payment Review Commission, which advised Congress on physician payment and other Medicare issues. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Advanced Tissue Sciences Inc., Gentiva Health Services, Inc., Manor Care Inc., Syncor International Corp and United Healthcare Corporation. Dr. Wilensky has been a director of Quest Diagnostics since January 1997.

JOHN B. ZIEGLER is the President, Worldwide Consumer Healthcare, of GlaxoSmithKline (the parent of SmithKline Beecham plc). Mr. Ziegler joined SmithKline Beecham in 1991 as the head of SB Consumer Healthcare-North American Division. He became Executive Vice President of SmithKline Beecham in 1996 and assumed his current responsibilities in 1998. He has been a director of Quest Diagnostics since May 2000. Mr. Ziegler was designated by SmithKline Beecham as a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See 'Certain Relationships and Related
Transactions -- Stockholders Agreement.'

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

6   Quest Diagnostics Incorporated   2002 Proxy Statement

                                   DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has four standing committees: an Audit and Finance Committee, a Compensation and Nominating Committee, a Quality, Safety and Compliance Committee and an Executive Committee. The Audit and Finance Committee is composed of Mr. Campbell, Mr. Grant and Dr. Stanzione. Its charter is attached to this Proxy Statement as Appendix A. The Compensation and Nominating Committee, composed of Mr. Brody, Ms. Cirillo, Mr. Grant and Dr. Stanzione, approves executive officer compensation and the issue of options and share grants under Quest Diagnostics' Employee Equity Participation Programs and makes recommendations to the Board with respect to programs for human resource development and management organization and succession, and employee benefit and incentive plans. The Quality, Safety and Compliance Committee, composed of Mr. Buehler, Mr. Campbell, Ms. Haggerty, Mr. Ziegler and Dr. Wilensky, oversees Quest Diagnostics' compliance program, which is administered by management's Compliance Team and the Legal and Compliance Department, and oversees the administration of Quest Diagnostics' Quality and Safety programs. The Executive Committee, composed of Mr. Brody, Mr. Campbell and Mr. Freeman, has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of Quest Diagnostics except with respect to certain major corporate matters, such as mergers, the election of directors, the amendment of Quest Diagnostics' certificate of incorporation and By-laws, incurring indebtedness in excess of $20 million and such matters as are delegated to other committees of the Board of Directors.

    During 2001, there were six meetings of the Board of Directors, five meetings of the Audit and Finance Committee, five meetings of the Compensation and Nominating Committee and five meetings of the Quality, Safety and Compliance Committee. There were no formal meetings of the Executive Committee. Several actions were taken on unanimous written consent of the Executive Committee. During the year, each director attended at least 75% of the meetings held by the Board of Directors and the committees of which he or she was a member, except for Mr. Brody who attended 73% of the meetings.

DIRECTORS' COMPENSATION

    Each non-employee director is entitled to receive a fee in an annual sum of $26,000, payable in quarterly installments of $6,500.

                       Quest Diagnostics Incorporated   2002 Proxy Statement   7

Directors who serve as committee chairs receive an additional annual sum of $3,000, payable in quarterly installments of $750. In addition, each non-employee director also participates in Quest Diagnostics' stock option plan for non-employee directors. The option plan authorizes the grant on the date of the Annual Meeting of Stockholders of non-qualified stock options to acquire 18,000 shares of common stock of Quest Diagnostics to each non-employee director. In the event that a person is elected as a director of Quest Diagnostics other than on the date of the Annual Meeting of Stockholders, the Board of Directors may grant to such director, on his/her election, an option to acquire a number of shares (not to exceed 18,000) that is proportional to the fraction of a year remaining until the next Annual Meeting of Stockholders consistent with the most recent annual option grant to other directors at the previous Annual Meeting of Stockholders. At the 2001 Annual Meeting of Stockholders, the directors reduced the annual option grant for the most recent year to 10,000 shares of common stock. A director may elect to receive his or her annual retainer in options in lieu of cash. Currently two directors have elected to receive options in lieu of cash. The aggregate number of shares of common stock of Quest Diagnostics which may be issued pursuant to the exercise of options granted under the plan may not exceed 1,000,000 (subject to adjustments in certain circumstances). The exercise price of all stock options issued under the plan is the fair market value of Quest Diagnostics' common stock on the date of grant. All share information reflects the two-for-one stock split dividend that occurred on May 31, 2001.

    Under the Quest Diagnostics deferred compensation plan for directors, each director may elect to defer, until a date specified by him or her, receipt of all or a portion of his or her cash compensation. Such plan provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Quest Diagnostics' common stock from time to time, or (iii) a combination of such accounts. All non-employee directors are eligible to participate in the plan. Currently, two directors have elected to defer compensation pursuant to the plan.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

    The Board of Directors recommends the ratification of its selection of PricewaterhouseCoopers LLP as the independent

8   Quest Diagnostics Incorporated   2002 Proxy Statement
accountants to audit the financial statements of Quest Diagnostics for its current fiscal year, which ends December 31, 2002. PricewaterhouseCoopers LLP has served as Quest Diagnostics' independent accountants since 1982. Should the selection of PricewaterhouseCoopers LLP by the Board of Directors not be ratified, the Board will consider the selection of a different firm to serve as independent accountants of Quest Diagnostics.

    It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have the opportunity to make a statement if they elect to do so, and will be available to respond to appropriate questions.

    During 2001, Quest Diagnostics was billed for the following services provided by PricewaterhouseCoopers LLP:

Audit Fees...........................  $414,261
Financial Information Systems Design
  and Implementation Fees............  $      0
SEC Registrations....................  $321,913
Due Diligence Assistance.............  $283,555
All Other Fees.......................  $179,396

    The Audit and Finance Committee of the Board of Directors has considered the other services rendered and does not believe that they are incompatible with PricewaterhouseCoopers LLP remaining independent.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

OTHER MATTERS

    As of the date hereof, the Board does not know of any matter that will come before the annual meeting other than Proposals 1 and 2. If any other matter is properly presented at the annual meeting or any adjournment or postponement of the annual meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. Quest Diagnostics' By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and Quest Diagnostics has received notice of the proposed matter, no later than the February 15 preceding the date of an annual meeting, at its principal executive office at One Malcolm Avenue, Teterboro, NJ 07608. Quest Diagnostics has not received notice of any such proposal.

                       Quest Diagnostics Incorporated   2002 Proxy Statement   9

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table shows the compensation for the past three years of the Chief Executive Officer and each of Quest Diagnostics' other four most highly compensated executive officers the 'named executive officers').

SUMMARY COMPENSATION TABLE

                                              Annual Compensation
                  Name and                    -------------------
             Principal Position               Year        Salary
             ------------------               ----        ------
Kenneth W. Freeman                            2001       $784,523
  Chairman & Chief Executive Officer          2000        747,116
                                              1999        598,078
Surya N. Mohapatra                            2001       $519,615
  President &                                 2000        498,077
  Chief Operating Officer(5)                  1999        361,539
Gerald C. Marrone                             2001       $345,535
  Vice President, Administration &            2000        331,587
  Chief Information Officer                   1999        310,299
Robert A. Hagemann                            2001       $311,769
  Vice President &                            2000        298,878
  Chief Financial Officer                     1999        241,247
Michael E. Prevoznik                          2001       $280,600
  Vice President, Legal &                     2000        274,888
  Compliance and General Counsel              1999        260,000(6)

(1) Represents Management Incentive Plan amounts for 2001 using a payout factor of 1.05x based on Quest Diagnostics' financial and non-financial goals.

(2) Includes $78,503, $38,704, and $39,207 in tax gross-up payments on forgiven loan amounts for Mr. Freeman, Dr. Mohapatra and Mr. Prevoznik, respectively in 2001. The loans were provided in connection with the relocation of the executives, bear no interest and are forgiven over a five year period. The principal balance of the loan to Mr. Freeman was $80,000 at January 1, 2001 and $0 at December 31, 2001. The principal balance of the loan to Dr. Mohapatra was $150,000 at January 1, 2001 and $100,000 at December 31, 2001. The principal balance of the loan to Mr. Prevoznik was $150,000 at January 1, 2001 and $100,000 at December 31, 2001. No interest is charged on any relocation loans to executive officers. Includes $80,664 in tax and financial planning assistance for Mr. Freeman in 2001. Also includes $125,000 Year 2000 bonus for Mr. Marrone.

(3) All amounts reflect the two-for-one stock split dividend that occurred on May 31, 2001.

(4) Includes forgiven principal on relocation loans of $80,000, $50,000, and $50,000 for Mr. Freeman, Dr. Mohapatra, and Mr. Prevoznik, respectively in 2001. Includes payment for 2001 of $64,199 to Mr. Freeman under the Transferee Supplemental Pension Plan. Includes $6,800, $6,800, $6,800, $6,800 and $6,800 contributed for 2001 to the Company's Profit Sharing Plan for Mr. Freeman, Dr. Mohapatra, Mr. Marrone, Mr. Hagemann, and
    Mr. Prevoznik, respectively. Includes $41,625, $25,062, $17,065, and $14,642 contributed for 2001 to the Company's Supplemental Deferred Compensation Plan for Dr. Mohapatra, Mr. Marrone, Mr. Hagemann, and Mr. Prevoznik, respectively. Includes ESOP contribution of $3,400, $3,400, $3,400, $3,400, $3,400 for Mr. Freeman, Dr. Mohapatra, Mr. Marrone, Mr. Hagemann, and
    Mr. Prevoznik, respectively.

(5) Dr. Mohapatra joined Quest Diagnostics on February 1, 1999.

(6) Mr. Prevoznik joined Quest Diagnostics on August 16, 1999. His base salary is annualized for 1999.

10   Quest Diagnostics Incorporated   2002 Proxy Statement

                                 Long-Term
 Annual Compensation        Compensation Awards
----------------------   -------------------------
               Other     Restricted    Securities                 All
              Annual       Stock       Underlying     LTIP       Other
Bonus (1)    Comp. (2)     Awards     Options (3)    Payouts   Comp. (4)
---------    ---------     ------     -----------    -------   ---------
$1,158,600   $230,870    $        0     200,000        $0      $  154,399
 1,623,300    257,175             0     300,000         0         128,946
 1,200,000    231,203     2,126,875     664,302         0       1,711,848
$  438,500   $ 38,704    $        0      78,975        $0      $  101,825
   618,400     40,493     2,564,877           0         0          91,508
   400,000    197,750     1,094,250     280,000         0         443,955
$  218,700   $125,000    $        0      35,055        $0      $   35,262
   282,300    125,000     1,154,195           0         0          32,364
   203,378     50,000       382,838     110,000         0         362,143
$  197,300   $      0    $        0      37,875        $0      $   27,265
   255,090          0       833,585           0         0          23,518
   158,290          0       276,494      80,000         0         329,036
$  162,800   $ 39,207    $        0      36,075        $0      $   74,842
   229,921          0     1,154,195           0         0          69,555
    65,600          0       162,323      92,000         0           2,688

                      Quest Diagnostics Incorporated   2002 Proxy Statement   11

OPTION GRANTS. The following table sets forth certain information regarding options granted in 2001 to the named executive officers pursuant to stock option plans. No stock appreciation rights (SARs) were granted in 2001.

                           OPTION/SAR GRANTS IN 2001

                                                                               Potential Realizable Value at
                                                                               Assumed Annual Rates of Stock
                                        Individual Grants                    Price Appreciation for Option Term
                        --------------------------------------------------   ----------------------------------
                                         % of
                                         Total
                        Number of       Options
                        Securities    Granted to
                        Underlying   All Employees                           Gain       Gain           Gain
                         Options       In Fiscal     Exercise   Expiration    At         At             At
Executive                Granted         Year         Price        Date       0%         5%            10%
---------------------------------------------------------------------------------------------------------------
Kenneth W. Freeman       200,000          8.6%        $52.15     2/21/2011    $0     $6,559,371    $16,622,734
Surya N. Mohapatra        76,000          3.3%         52.15     2/21/2011     0      2,492,561      6,316,639
Surya N. Mohapatra         2,975          0.1%         64.07      2/3/2009     0         83,149        196,004
Gerald C. Marrone         28,000          1.2%         52.15     2/21/2011     0        918,312      2,327,183
Gerald C. Marrone          4,548          0.2%         52.99     1/13/2008     0         96,456        224,174
Gerald C. Marrone          2,507          0.1%         64.07     1/13/2008     0         58,869        134,989
Robert A. Hagemann        34,000          1.5%         52.15     2/21/2011     0      1,115,093      2,825,865
Robert A. Hagemann         3,875          0.2%         69.58     1/20/2008     0         82,984        185,788
Michael E. Prevoznik      34,000          1.5%         52.15     2/21/2011     0      1,115,093      2,825,865
Michael E. Prevoznik       2,075          0.1%         63.48     8/16/2009     0          9,428         19,045

OPTION EXERCISES AND FISCAL YEAR-END VALUES. The following table sets forth certain information regarding stock option exercises by the named executive officers during 2001 and the number of shares of Quest Diagnostics' common stock covered by both exercisable and unexercisable stock options as of December 31, 2001, for the named executive officers.

               AGGREGATE OPTION/SAR EXERCISES IN FISCAL YEAR 2001
                    & 2001 FISCAL YEAR-END OPTION/SAR VALUES

                                                      Number of Securities
                                                           Underlying               Value of Unexercised
                                                     Unexercised Options at        In-the-Money Options at
                                                        December 31, 2001           December 31, 2001(2)
                         Shares                    ---------------------------   ---------------------------
                        Acquired        Value
        Name           on Exercise    Realized     Exercisable   Unexercisable   Exercisable   Unexercisable
------------------------------------------------------------------------------------------------------------
Kenneth W. Freeman       480,000     $27,392,266(1)   920,522        730,000     $55,621,400    $33,762,950
Surya N. Mohapatra        60,000       2,829,200      106,664        192,311       6,379,302      8,275,620
Gerald C. Marrone         50,000       2,469,600       95,000         90,055       5,729,425      3,842,416
Robert A. Hagemann        33,200       2,040,330       76,000         77,875       4,531,080      2,989,604
Michael E. Prevoznik      16,000         768,370       38,000         90,075       2,212,170      3,814,013
                         -------     -----------    ---------      ---------     -----------    -----------
Totals                   639,200      35,499,766    1,236,186      1,180,316     $74,473,377    $52,684,603

(1) Mr. Freeman's options were exercised under a plan pursuant to SEC Rule 10b5-1 which calls for systematically selling company stock on a regular basis over a 12 month period excluding 'black out' periods per company policy.

(2) Based on a value of $71.71 at December 31, 2001.

VARIABLE COMPENSATION. Quest Diagnostics maintains a Management Incentive Plan, which is an annual incentive cash compensation plan for approximately 1,600 supervisory, management and

12   Quest Diagnostics Incorporated   2002 Proxy Statement
executive employees. The terms of the Management Incentive Plan are described below.

    The performance-based annual cash incentive awards payable under the Management Incentive Plan are grounded in financial goals such as net income, cash flow, operating margin, return on equity, or earnings per share, or a combination thereof, and quantifiable non-financial goals. Each participant is assigned a target award, as a percentage of base salary in effect at the end of the performance year for which the target is set, payable if the target is achieved. Actual results are compared to the scale of targets with each gradation of desired result corresponding to a percentage, which are multiplied by the employee's assigned target award. If the actual result is below target, awards are to be less than target, down to a point below which no awards are earned. If the desired result is above target, awards are greater than target, up to a stated maximum award. The maximum award assigned to the Chief Executive Officer may not exceed 200% of his target annual bonus. The Compensation and Nominating Committee retains the right to reduce any award if it believes that individual performance does not warrant the award calculated by reference to the result.

PENSION PLANS. None of the executive officers of Quest Diagnostics is currently an active participant in a qualified defined benefit plan of Quest Diagnostics.

    Effective as of January 1, 1997, Quest Diagnostics adopted a Transferee Supplemental Pension Plan, a nonqualified, unfunded defined benefit plan for the benefit of key employees and executive officers of Quest Diagnostics who are former employees of Corning Incorporated, including Mr. Freeman. The Transferee Supplemental Pension Plan is intended to provide benefits approximately equal to the difference between the benefits provided for under the Corning Salaried Pension Plan and the Executive Supplemental Pension Plan and the benefits which would have been payable thereunder but for the termination of employment with Corning of such employees.

    Prior to June 1, 1995, Mr. Freeman was eligible to participate in, and accrue benefits under, Corning's Salaried Pension Plan, a defined benefit plan, contributions to which are determined by Corning's actuaries and are not made on an individual basis. Benefits paid under this plan are based upon career earnings (regular salary and cash awards paid under Corning's variable compensation plans) and years of credited service. The Corning Salaried Pension Plan provides that salaried employees of Corning

                      Quest Diagnostics Incorporated   2002 Proxy Statement   13
who retire on or after December 31, 1996 will receive pension benefits equal to 1% of the first $27,000 of average earnings for the highest five consecutive years in the ten years immediately prior to 1997 plus 1.5% of such average earnings in excess of $27,000 for all years of credited service prior to 1997, and 1.5% of annual earnings up to the social security wage base and 2% of annual earnings in excess of such base for 1997 and each year of credited service thereafter. Salaried employees may contribute to the Corning Salaried Pension Plan 2% of their annual earnings up to the social security wage base. Such employees will receive for each year of credited service after December 31, 1990, an additional amount of pension benefit reflecting the value of the increased voluntary contribution.

    Corning maintains non-qualified supplemental pension plans pursuant to which it will pay amounts approximately equal to the difference between the benefits provided under the Corning Salaried Pension Plan and benefits which would have been paid thereunder but for the limitations of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Certain employees including Mr. Freeman, participate in the Corning Executive Supplemental Pension Plan which pays benefits based upon final average compensation (the highest five consecutive calendar years in the ten calendar years immediately preceding termination) and years of service.

    Maximum annual benefits calculated under the straight life annuity option form of pension payable to participants at age 65, the normal retirement age specified in the Corning Salaried Pension Plan with at least five years of credited service, are illustrated in the table set forth below. The table below does not reflect any limitations on benefits imposed by ERISA. It is estimated that Mr. Freeman would receive each year if he worked to age 65, $462,000 under the Corning Salaried Pension Plan, the Corning non-qualified supplemental pension plans and the Transferee Supplemental Pension Plan. Mr. Freeman has 30 years of credited service and $794,000 in compensation covered under the Transferee Supplemental Pension Plan.

14   Quest Diagnostics Incorporated   2002 Proxy Statement

               Annual Pension Benefit at Various Years of Service

   5-Year
  Average                             Years of Service
   Final       ---------------------------------------------------------------
Compensation      15         20         25         30         35         40
   (AFC)        Years      Years      Years      Years      Years      Years
------------------------------------------------------------------------------
 $  100,000    $ 19,800   $ 26,400   $ 33,000   $ 39,600   $ 46,200   $ 53,700
    200,000      42,300     56,400     70,500     84,600     98,700    113,700
    300,000      64,800     86,400    108,000    129,600    151,200    173,700
    400,000      87,300    116,400    145,500    174,600    203,700    233,700
    500,000     109,800    146,400    183,000    219,600    256,200    293,700
    600,000     132,300    176,400    220,500    264,600    308,700    353,700
    700,000     154,800    206,400    258,000    309,600    361,200    413,700
    800,000     177,300    236,400    295,500    354,600    413,700    473,700
    900,000     199,800    266,400    333,000    399,600    466,200    533,700
  1,000,000     222,300    296,400    370,500    444,600    518,700    593,700

EMPLOYMENT AGREEMENT

    Mr. Freeman entered into a three-year employment agreement with Quest Diagnostics in December 1999, which provides for:

     an annual base salary of no less than $750,000, with any increases subject to the discretion of the Board of Directors or the Compensation and Nominating Committee;

     an annual target participation in the Management Incentive Plan in amounts no less than 140% of annual base salary in effect at the time performance goals are established;

     a retirement pension benefit, which is secured by a letter of credit, equivalent to benefits under Corning's qualified salaried pension plan and Corning's non-qualified executive supplemental pension plan based upon not less than 34 years of credited service in the event of termination for reasons other than for cause;

     the opportunity to receive grants of stock options and restricted shares under the 1999 Employee Equity Participation Program; and

     severance payments in an amount equal to three times his base salary and three times his target annual bonus award in the event Mr. Freeman terminates his employment for good reason or the Company terminates his employment without a cause.

     Good reason would include (1) a material change in Mr. Freeman's duties or responsibilities, (2) removal or a failure to re-elect Mr. Freeman to the position of Chairman

                      Quest Diagnostics Incorporated   2002 Proxy Statement   15
     of the Board and Chief Executive Officer, (3) a greater than 75-mile relocation without his consent, (4) a reduction in compensation or benefits, (5) a change in control or (6) a failure to renew his employment agreement. Change of control would include (1) a sale or disposition of all or substantially all of Quest Diagnostics' assets or a partial or complete liquidation of Quest Diagnostics, (2) a merger of consolidation in which the surviving entity becomes a subsidiary of a publicly traded parent and Mr. Freeman is not the Chairman and Chief Executive Officer of such parent,
     (3) the acquisition by any third party of at least 51% of the outstanding shares of capital of Quest Diagnostics in a transaction not covered by clause (2) following which Quest Diagnostics ceases to be an independent public company or (4) a change in the membership of the Quest Diagnostics Board of Directors as a result of a contested election such that a majority of the Board members at any particular time were initially placed on the Board as a result of such contested election.

SEVERANCE ARRANGEMENTS

    Quest Diagnostics has a severance policy for certain executive officers, other than Mr. Freeman, whereby:

     Severance is paid to an executive officer if his or her employment is terminated by Quest Diagnostics (1) other than for cause and (2) upon a determination that the business needs of Quest Diagnostics require the replacement of the executive officer, in an amount not to exceed two times the executive officer's annual base salary at the annual rate in effect on the date of termination of employment and an amount not to exceed two times the annual award of variable compensation at the most recent target level. The executive would also be entitled to participate in Quest Diagnostics' health and welfare plans (or a comparable plan after 18-month COBRA eligibility lapses), to the extent permitted by the terms of the plans and applicable law, for a period of up to two years or until the officer is covered by a successor employer's benefit plans, whichever occurs first.

     If, however, an executive officer's employment is terminated by Quest Diagnostics other than for cause, during the 12-month period following a change in control, the severance benefit may be up to three times the executive officer's annual base salary at the annual rate in effect on

16   Quest Diagnostics Incorporated   2002 Proxy Statement
     the date of termination of employment and three times the annual award of variable compensation at the most recent target level. The executive officer would also be entitled to participate in Quest Diagnostics' health and welfare plans (or a comparable plan after 18-month COBRA eligibility lapses), to the extent permitted by the terms of these plans and applicable law, for a period of up to three years or until the officer is covered by a successor employer's benefit plans, whichever is first. A 'Change of Control' is defined in the policy to include the following: the acquisition by a person of 20% or more of the voting stock of the Company; the membership of the Board of Directors changes as a result of a contested election such that a majority of the Board members at any particular time was initially placed on the Board as a result of such contested election; approval by the Company's stockholders of a merger or consolidation in which the Company ceases to be an independent public company; or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation.

COMPENSATION AND NOMINATING COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

    The compensation of Quest Diagnostics' executive officers is determined by the Compensation and Nominating Committee of the Board of Directors. The Committee has four members, each of whom is independent of management. None of the Committee members has any insider or interlocking relationship with the Company, and each of them is a non-employee director, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission.

COMPENSATION PHILOSOPHY

    The Compensation and Nominating Committee is responsible for ensuring that executive compensation is aligned with the Quest Diagnostics' values and strategic objectives and is based on corporate, applicable business unit, and individual performance measures. The Committee intends to design and administer its compensation plans to:

     Be competitive in design and potential to attract and retain talented executives who have the skills and experience required to achieve our strategic intent.

                      Quest Diagnostics Incorporated   2002 Proxy Statement   17

     Incent executives to balance appropriately the interests of our employees, customers and shareholders in accordance with our satisfaction model.

     Pay for performance, with above-market pay opportunity only for performance that exceeds targets and delivers significant value for shareholders.

     Be flexible to adjust for changing business conditions as well as the growth and diversification of the company.

     Be fiscally responsible and aligned with the company's budget.

    The key elements of executive compensation are base salary, annual incentive awards, and equity participation. Each year the Committee evaluates Quest Diagnostics' performance and executive target and actual compensation levels compared to an executive compensation peer group and a broader group of U.S. corporations comparable in scope of operations.

BASE SALARY

    Quest Diagnostics sets salaries for most executive officers to approximate median levels in its executive compensation peer group and broader surveys of U.S. corporate executive salary levels. Base salary adjustments are determined following an assessment of each executive officer's position, performance, potential, and current salary level in relation to market data for similar positions with comparable scope of responsibilities. For critical positions and high-performance and high-potential executives, salary levels may be set above median competitive levels.

ANNUAL INCENTIVES

    Quest Diagnostics' Management Incentive Plan is designed to reward executives for the achievement of objectives linked to the Company's critical success factors. Individual incentive targets are established for plan participants based on competitive levels in the compensation peer group of companies. Incentive target levels are set so as to result in annual cash compensation in the range of 50th to 75th percentile of competitive practice, depending on an executive's responsibilities, future potential, individual performance, and Quest Diagnostics' performance.

    For the Chief Executive Officer and all other named executive officers, the 2001 Management Incentive Plan award was based 70% on financial performance results of the Company and 30% on quantitative operational performance results relative to objective performance targets set at the beginning of the year.

18   Quest Diagnostics Incorporated   2002 Proxy Statement

LONG-TERM INCENTIVES

    Long-term incentive compensation is based on annual grants of stock options under the terms of the Employee Equity Participation Program. The Committee believes that these grants directly align stockholder and executive officer interests.

    Stock option grant levels and terms are established to deliver executive total compensation ranging from 50th to 90th percentile competitive levels, depending upon an executive's responsibilities, future potential, individual performance, and Company performance.

    In 2001, the Committee approved the grant of time-vested stock options and performance accelerated non-qualified stock options for the Chief Executive Officer and each named executive officer disclosed in the Summary Compensation Table.

COMPENSATION OF THE CHAIRMAN OF THE BOARD &
CHIEF EXECUTIVE OFFICER

    The compensation of Mr. Freeman consists of base salary, annual incentive, and grants of stock options. The Committee determined the level for each of these elements using methods consistent with those used for other executive officers.

    For 2001, the Committee authorized an annual incentive payout under the terms of the Management Incentive Plan. The Committee also authorized an award of 100,000 time-vested stock options and 100,000 performance-accelerated stock options. For 2002, Mr. Freeman will not receive an increase in base salary consistent with a company-wide effort to manage costs effectively.

2001 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

    The other executive officers, including the named executives disclosed in the Summary Compensation Table, received salary increases for 2001 that ranged from 3.8% to 11.2%, averaging 5.2% (excluding salary adjustments tied to special adjustments and promotions). The Committee authorized annual incentive awards under the terms of the Management Incentive Plan to each named executive officer based on the achievement of key financial and operational goals. In addition, each named executive received grants of time-vested stock options and performance accelerated stock options in 2001.

    For 2002, as a part of a company-wide effort to manage costs effectively, none of the other executive officers received a base pay increase.

                      Quest Diagnostics Incorporated   2002 Proxy Statement   19

INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its other proxy-disclosed executive officers, unless certain specific and detailed criteria are satisfied.

    The committee considers the anticipated tax treatment to Quest Diagnostics and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the committee also can affect deductibility of compensation. Quest Diagnostics' general policy is to preserve the tax deductibility of compensation paid to its executive officers, including annual incentive awards paid under the Management Incentive Plan and grants of stock options and shares of incentive stock under the terms of the Employee Equity Participation Program.

    The committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of Quest Diagnostics and its shareholders.

THE COMPENSATION AND NOMINATING COMMITTEE:

Kenneth D. Brody, Chairman
Mary A. Cirillo
William R. Grant
Dan C. Stanzione

20   Quest Diagnostics Incorporated   2002 Proxy Statement

REPORT OF THE AUDIT AND FINANCE COMMITTEE

    The audit activities of the Audit and Finance Committee of the Board of Directors are focused on three areas:

     The adequacy of Quest Diagnostics' internal controls and financial reporting process and the reliability of Quest Diagnostics' financial statements.

     The independence and performance of Quest Diagnostics' internal auditors and independent auditors.

     Quest Diagnostics' compliance with legal and regulatory requirements relating to securities and financial reporting.

    The Audit and Finance Committee meets with management periodically to consider the adequacy of Quest Diagnostics' internal controls and the objectivity of its financial reporting. The Committee discusses these matters with Quest Diagnostics' independent auditors and with appropriate Quest Diagnostics financial personnel and internal auditors. The Committee regularly meets privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee. The Committee also recommends to the Board of Directors the appointment of the independent auditors and reviews periodically their performance and independence from management.

    In addition, as part of the Committee's finance activities, the Committee reviews Quest Diagnostics' financing plans and other significant financial policies and actions, and makes recommendations to the full Board of Directors for approval of certain actions.

    The Directors who serve on the Committee are all 'independent' for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of the Committee members has a relationship to Quest Diagnostics that may interfere with the Committee's independence from Quest Diagnostics and its management.

    The Board of Directors has adopted a written charter setting out the functions the Committee is to perform. You can find a copy of that charter attached to this proxy statement as Appendix A.

    Management has primary responsibility for Quest Diagnostics' financial statements and the overall reporting process, including Quest Diagnostics' system of internal controls.

                      Quest Diagnostics Incorporated   2002 Proxy Statement   21

    The independent accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Quest Diagnostics in conformity with accounting principles generally accepted in the United States of America and discuss with the Committee any issues they believe should be raised.

    This year, the Committee reviewed Quest Diagnostics' audited financial statements and met with both management and PricewaterhouseCoopers LLP, the independent auditors, to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

    The Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from Quest Diagnostics. In addition, the Committee reviewed all services provided by PricewaterhouseCoopers LLP to Quest Diagnostics, and the corresponding fees, in considering whether non-audit services were compatible with maintaining PricewaterhouseCoopers' independence from Quest Diagnostics. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Based on these reviews and discussions, the Committee recommended to the Board of Directors that Quest Diagnostics' audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the Board of Directors gave its approval at a Board of Directors meeting held on February 27, 2002.

THE AUDIT AND FINANCE COMMITTEE:

Van C. Campbell, Chairman
William R. Grant
Dan C. Stanzione

22   Quest Diagnostics Incorporated   2002 Proxy Statement

PERFORMANCE COMPARISON

Set forth below is a line graph comparing the cumulative total stockholder return on Quest Diagnostics' common stock since December 31, 1996, based on the market price of the Company's common stock and assuming reinvestment of dividends, with the cumulative total stockholder return of companies on the Standard & Poor's 500 Stock Index and the S & P Midcap Healthcare Index.

             QUEST DIAGNOSTICS INCORPORATED PROXY PERFORMANCE GRAPH

                                        [GRAPH]

                                       Total Shareholder Return    Performance Graph Values
                                       ------------------------   ---------------------------
                                                          S&P                           S&P
                          Closing                S&P     Midcap               S&P     Midcap
Date                    DGX Price(1)    DGX      500      H.C.      DGX       500      H.C.
----                    ------------    ---      ---      ----      ---       ---      ----
12/31/1996                $ 7.5625                                $100.00   $100.00   $100.00
12/31/1997                $ 8.4375      11.57%   33.35%   3.43%   $111.57   $133.35   $103.43
12/31/1998                $ 8.9063       5.56%   28.57%  27.81%   $117.77   $171.45   $132.19
12/31/1999                $15.2813      71.58%   21.04%   8.02%   $202.07   $207.52   $142.79
12/31/2000                $71.00       364.62%   -9.11%  54.16%   $938.84   $188.61   $220.12
12/31/2001                $71.71         1.00%  -11.88%  -7.31%   $948.23   $166.20   $204.02

(1) All values are adjusted to reflect the two-for-one stock split dividend that occurred on May 31, 2001.

                      Quest Diagnostics Incorporated   2002 Proxy Statement   23

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of Quest Diagnostics' common stock beneficially owned as of February 28, 2002 by (1) each person who is known to Quest Diagnostics to own beneficially more than 5% of the common stock, (2) each director of Quest Diagnostics and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers of Quest Diagnostics as a group.

                                  Number of Shares             Percentage
             Name                Beneficially Owned          of Class (2)(4)
             ----                ------------------          ---------------
GlaxoSmithKline plc............      22,128,672(1)                22.9%
Kenneth D. Brody...............          38,612(2)                  --
William F. Buehler.............          36,500(2)                  --
Van C. Campbell................          35,058(2)(3)               --
Mary A. Cirillo................          46,144(2)(3)               --
Kenneth W. Freeman.............       1,273,530(4)                 1.3%
William R. Grant...............          19,164(2)(5)               --
Robert A. Hagemann.............         122,900(4)                  --
Rosanne Haggerty...............               0
Gerald C. Marrone..............         167,861(4)                  --
Surya N. Mohapatra.............         223,254(4)                  --
Michael E. Prevoznik...........          66,160(4)                  --
Dan C. Stanzione...............           8,612(2)                  --
Gail R. Wilensky...............          20,612(2)                  --
John B. Ziegler................           7,202(2)(6)               --
All Directors, Nominees and
  Executive Officers as a Group
  (17 persons).................       2,168,007(2)(4)(7)           2.2%

    -------------

(1) The business address of GlaxoSmithKline plc is Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6 ONN, England. The ownership information is based solely on the information contained on a Schedule 13D filed by GlaxoSmithKline plc with the Securities and Exchange Commission in May 2001. The shares are held of record by SmithKline Beecham Corporation, a wholly owned subsidiary of GlaxoSmithKline plc.

(2) Includes options issued under the Stock Option Plan for Non-Employee Directors that are presently exercisable or exercisable within 60 days. Mr. Brody, Mr. Buehler, Mr. Campbell, Ms. Cirillo, Mr. Grant, Dr. Stanzione, Ms. Wilensky and Mr. Ziegler have the right to purchase 36,000, 31,500, 12,000, 36,000, 19,164, 6,000, 18,000, and 7,202 shares, respectively, pursuant to such presently exercisable options.

                                              (footnotes continued on next page)

24   Quest Diagnostics Incorporated   2002 Proxy Statement

    (footnotes continued from previous page)
(3) Includes the equivalent of 10,559 and 7,532 shares, respectively, of common stock credited to the accounts of Mr. Campbell and Ms. Cirillo under Quest Diagnostics' Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director, with the amount of the payment based on the then value of Quest Diagnostics' common stock.

(4) Includes shares of common stock which are subject to options issued under Quest Diagnostics' Stock Option Plan that are presently exercisable or exercisable within 60 days. Mr. Freeman, Mr. Hagemann, Mr. Marrone, Dr. Mohapatra, and Mr. Prevoznik have the right to purchase 920,522, 76,000, 95,000, 106,664 and 38,000 shares, respectively, pursuant to such presently exercisable options.

(5) Mr. Grant was nominated to be a director of the Company by SmithKline Beecham plc, a subsidiary of GlaxoSmithKline plc, pursuant to the Stockholders Agreement discussed below. Mr. Grant, a former director of SmithKline Beecham, disclaims beneficial ownership of the shares of common stock owned by SmithKline Beecham.

(6) Mr. Ziegler was nominated to be a director of the Company by SmithKline Beecham plc, a subsidiary of GlaxoSmithKline plc, pursuant to the Stockholders Agreement discussed below. Mr. Ziegler, President, Worldwide Consumer Healthcare of GlaxoSmithKline, disclaims beneficial ownership of the shares of common stock owned by SmithKline Beecham.

(7) Includes 882 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OPCENTER

    During 2001, Quest Diagnostics paid to OPCENTER approximately $1,200,000 for services provided in help desk and network operations as well as services in connection with facility moves. Mary Cirillo, a director of Quest Diagnostics, is a majority stockholder and the Chief Executive Officer of OPCENTER. Quest Diagnostics expects to continue to receive such services from OPCENTER during 2002.

                      Quest Diagnostics Incorporated   2002 Proxy Statement   25

GLAXOSMITHKLINE

    SmithKline Beecham Corporation, a subsidiary of GlaxoSmithKline plc, owns 22,128,672 shares of Quest Diagnostics' common stock which it obtained on August 16, 1999 as consideration, together with $1.025 billion in cash (prior to giving effect to a $95 million post-closing purchase price reduction), for its sale of SmithKline Beecham Clinical Laboratories, Inc. ('SBCL') to Quest Diagnostics.

STOCKHOLDERS AGREEMENT

    Quest Diagnostics entered into a stockholders agreement with SmithKline Beecham upon the closing of the purchase of SBCL. During the ten-year term of the stockholders agreement, SmithKline Beecham has the right to designate two nominees to the Quest Diagnostics' Board of Directors (or three nominees if the Company's Board of Directors consists of more than ten directors) as long as SmithKline Beecham owns at least 20% of the outstanding common stock of Quest Diagnostics. The stockholders agreement imposes limitations on the right of SmithKline Beecham to sell or vote its shares and prohibits SmithKline Beecham from acquiring in excess of 29.5% of the outstanding common stock of Quest Diagnostics.

CLINICAL TRIALS AGREEMENT

    At the closing, SmithKline Beecham and Quest Diagnostics entered into a global clinical trials testing agreement. Under this agreement, SmithKline Beecham will use Quest Diagnostics as the provider of SmithKline Beecham's clinical trials testing requirements for ten years. The services that Quest Diagnostics will provide to SmithKline Beecham include support for studies conducted by SmithKline Beecham of the effects of pharmacological compounds on humans. SmithKline Beecham will pay Quest Diagnostics fees based upon a fee schedule attached to the global clinical trials agreement, subject to adjustment. Quest Diagnostics billed approximately $29 million to SmithKline Beecham with respect to services performed during 2001.

DATA ACCESS AGREEMENTS

    At the closing of the acquisition of SBCL, Quest Diagnostics entered into a data access agreement under which SmithKline Beecham would have the right to use Quest Diagnostics' laboratory data. The agreement restricts disclosure of data that would identify the patient or payor without appropriate authorization. As a result

26   Quest Diagnostics Incorporated   2002 Proxy Statement
of the change in control of SmithKline Beecham in December 2000, the fee payable with respect to 2001 became based on a fair market value. The parties have not yet agreed on the value and SmithKline Beecham has made an advance of approximately $800,000 for 2001.

INDEMNIFICATION

    The stock and asset purchase agreement for the acquisition of SBCL provides that SmithKline Beecham will indemnify Quest Diagnostics against monetary payments required to be made to the United States government or any state government, or any agency or subdivision of any of them, arising out of alleged violations of applicable federal fraud and healthcare statutes and relating to billing practices, in any case, that have been settled prior to or are pending as of the closing date. SmithKline Beecham will also indemnify Quest Diagnostics against monetary payments required to be made to private parties, such as insurance companies, relating to or arising out of the governmental claims described in the prior sentence. The indemnification with respect to governmental claims is for 100% of these claims while the indemnification with respect to the private party claims is for 100% of those claims, up to an aggregate amount of $80 million, 50% of those claims to the extent they exceed $80 million but are less than $130 million and 100% of such claims to the extent that the aggregate amount exceeds $130 million. The indemnification also covers 80% of out-of-pocket costs and expenses relating to investigations of the claims indemnified against by SmithKline Beecham.

    The special indemnification does not cover:

     Governmental claims that arise after the closing date from service of a subpoena or other notice of such investigation after the closing date;

     private claims unrelated to the indemnified governmental claims or investigations; or

     any consequential or incidental damages relating to the billing claims, including losses of revenues and profits as a consequence of exclusion from participation in federal or state health care programs.

    SmithKline Beecham is also required to indemnify Quest Diagnostics against any action, matter or claim arising from SmithKline Beecham's conduct of its business prior to the closing date (including medical professional liability claims) to the extent that these claims are covered by its insurance policies or would

                      Quest Diagnostics Incorporated   2002 Proxy Statement   27
have been covered by policies if not for existing alternative arrangements made by SmithKline Beecham for the payment of such claims. SmithKline Beecham is also required to indemnify Quest Diagnostics and its affiliates for the out-of-pocket costs of the counseling and testing, for liabilities arising out of the civil actions, and for other losses arising out of the conduct of an SBCL employee at a patient service center in Palo Alto, California who, at times, reused certain needles when drawing blood from patients, other than consequential damages.

    At December 31, 2001, accounts payable and accrued expenses included $29 million due to SmithKline Beecham, primarily related to tax benefits associated with indemnified matters. During 2001, substantially all of the billing-related claims indemnified by SmithKline Beecham were settled. At December 31, 2001 and 2000, other assets included $10.1 million and $14.1 million, respectively, due from SmithKline Beecham, primarily related to management's best estimate of the amounts required to satisfy certain professional liability claims indemnified by SmithKline Beecham.

CORNING

    Until the fourth quarter of 2001, Corning Incorporated owned all of the 1,000 outstanding shares of Quest Diagnostics' voting cumulative preferred stock. The shares were redeemed by Quest Diagnostics during the fourth quarter of 2001 for $1 million plus accrued dividends. Quest Diagnostics authorized payments to Corning of $117,500 in preferred stock dividends with respect to fiscal year 2001.

TRANSACTION AGREEMENT

    Under the Transaction Agreement entered into in connection with the 1996 spin-off of Quest Diagnostics, Corning agreed to indemnify Quest Diagnostics against all monetary penalties, fines or settlements for any government claims that (1) arise out of alleged violations of applicable federal fraud and healthcare statutes; (2) relate to billing practices of Quest Diagnostics and its predecessors; and (3) were pending in December 31, 1996.

    Corning also agreed to indemnify Quest Diagnostics in respect of private claims relating to indemnified or previously settled government claims that alleged overbilling by Quest Diagnostics or any of its existing subsidiaries for services provided before January 1, 1997. Corning agreed to indemnify Quest Diagnostics for 50% of the aggregate of all judgment or settlement payments made by December 31, 2001 that exceed $42 million. The 50% share was

28   Quest Diagnostics Incorporated   2002 Proxy Statement
limited to a total amount of $25 million and was reduced to take into account any deductions or tax benefits realized by Quest Diagnostics. At December 31, 2001, there were no amounts due from Corning under the Indemnity. In accordance with the indemnity described above, Quest Diagnostics received $8.1 million from Corning in January 2001 in connection with a 2000 settlement of claims and $600,000 in the fourth quarter of 2001 in connection with a 2001 settlement of claims.

TAX SHARING AGREEMENT

    In connection with the 1996 spin-off from Corning, Quest Diagnostics and another former Corning subsidiary entered into a tax sharing agreement with Corning which allocates responsibility for federal income and various other taxes for 1996 and prior years among the three companies. Quest Diagnostics also entered into tax indemnification agreements with the same entities that provide the parties with certain rights of indemnification against each other.

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of Forms 3 and 4 and amendments thereto furnished to Quest Diagnostics during 2001, Forms 5 and amendments thereto furnished to Quest Diagnostics, Quest Diagnostics believes that all reports required by
Section 16(a) of the Exchange Act were filed on a timely basis.

PROPOSALS OF STOCKHOLDERS

    The proposals of stockholders intended to be presented at Quest Diagnostics' 2003 Annual Meeting of Stockholders must be received by Quest Diagnostics at its office at One Malcolm Avenue, Teterboro, New Jersey 07608, Attention: Corporate Secretary, on or before November 20, 2002, if they are to be considered for possible inclusion in the 2002 Proxy Statement and form of proxy, in accordance with the rules and regulations of the Securities and Exchange Commission.

                      Quest Diagnostics Incorporated   2002 Proxy Statement   29

ADDITIONAL INFORMATION

    Quest Diagnostics files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other Information should also be available for inspection at the offices of the New York Stock Exchange.

    The annual report to stockholders is being sent in connection with this proxy statement includes (other than the signature page and the exhibits thereto) the entire annual report on Form 10-K for the year ended December 31, 2001. UPON REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 TO EACH RECORD OR BENEFICIAL OWNER OF ITS COMMON STOCK. Such requests should be directed to:

                         Quest Diagnostics Incorporated
                               One Malcolm Avenue
                          Teterboro, New Jersey 07608
                            Attn: Investor Relations
                                 (201) 393-5000

                             By Order of the Board of Directors

                             Leo C. Farrenkopf, Jr.
                             Vice President and Secretary

30   Quest Diagnostics Incorporated   2002 Proxy Statement

                                                                      APPENDIX A

                         QUEST DIAGNOSTICS INCORPORATED
                      AUDIT AND FINANCE COMMITTEE CHARTER

ORGANIZATION

The Quest Diagnostics Incorporated Audit and Finance Committee is composed of at least three directors. The committee members are independent of the management of the Corporation, as defined by the New York Stock Exchange, are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgement. All committee members are financially literate and at least one of the members has accounting or related financial management experience, as determined by the Board of Directors.

STATEMENT OF POLICY

The Quest Diagnostics Incorporated Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibility over the management of the Corporation by reviewing financial information to be reported to the public and shareholders; by recommending and overseeing a system of internal financial and other controls to protect the Corporation's assets and business; by overseeing the internal and external audit processes; and by providing advice on financing activities and other financial matters. It is the responsibility of the Audit and Finance Committee to maintain free and open means of communication between the Board of Directors, the independent accountants, the internal auditors and the financial management of the corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit and Finance Committee will:

AUDIT RESPONSIBILITIES:

 Review the performance of and make recommendations to the Board of Directors regarding the independent accountants to be selected to audit the financial statements of the Corporation. The independent accountants are accountable to the Board of Directors and the Audit and Finance Committee as representatives of the shareholders.

 Review and concur in the appointment of the Director of Internal Audit.

 Obtain a formal written statement from the independent accountants on an annual basis delineating all relationships between the independent accountants and the Corporation. The committee will discuss with the independent accountants any relationships that may impact objectivity and independence as well as recommend to the Board of Directors the appropriate actions, if any, to be taken to ensure the independence of the accountants.

 Meet with the independent accountants and financial management to review the scope of the proposed audit for the current year and, at

                      Quest Diagnostics Incorporated   2002 Proxy Statement   31
 the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors and inquire about time pressures on the independent auditors.

 Regularly review with management and the independent accountants any non-audit services provided by the independent accountants.

 Review with the independent auditors, internal audit, and financial management, the adequacy and effectiveness of internal controls and elicit any recommendations for the improvement of such internal controls.(1)

 Review the internal audit function, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the summary of findings from completed and in progress internal audits.

 Review the financial statements contained in the annual report to shareholders with management and the independent accountants. This review should include a discussion of the independent accountants' judgments about the appropriateness of the Corporation's accounting principles as well as any current year changes in accounting principles.

 Review the financial statements contained in the quarterly report to shareholders, as appropriate, with management and the independent accountants prior to earnings release and filing with the SEC.

 Periodically meet separately with the internal auditor and independent accountants without members of management present.

 Periodically meet separately with members of management without the independent accountants present.

FINANCE RESPONSIBILITIES:

 Give advice and make recommendations with regard to debt financing policies and actions.

 Give advice and make recommendations with regard to investment, stock issuance, stock repurchases, dividend payment and other significant financial policies and actions.

GENERAL RESPONSIBILITIES:

 Report committee actions to the Board of Directors with such recommendations as deemed appropriate.

 Review and update the committee's charter annually.

 Discharge such other responsibilities as may be delegated by the Board of Directors.

---------
(1) The responsibility for reviewing internal controls related to legal and regulatory obligations rests with the Quality, Safety and Compliance Committee of the Board of Directors.

32   Quest Diagnostics Incorporated   2002 Proxy Statement

                         QUEST DIAGNOSTICS INCORPORATED
                ATTACHMENT TO AUDIT & FINANCE COMMITTEE CHARTER

NYSE Independence Requirement of Audit Committee Members.

Each audit committee shall consist of at least three directors, all of whom have no relationship to the company that may interfere with the exercise of their independence from management and the company. Additionally, the following restrictions shall apply to every audit committee member:

(a) Employees. A director who is an employee (including non-employee executive officers) of the company or any of its affiliates may not serve on the audit committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the company, the director could serve on the audit committee after three years following the termination of the relationship between the company and the former parent or predecessor.

(b) Business Relationship. A director (i) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the company, or (ii) who has a direct business relationship with the company (e.g., a consultant) may serve on the audit committee only if the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board of Directors should consider, among other things, the materiality of the relationship to the company, to the director, and, if applicable, to the organization with which the director is affiliated.

    'Business relationships' can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the audit committee without the above-referenced Board of Directors' determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or
    (3) the direct business relationship between the director and the company.

(c) Cross Compensation Committee Link. A director who is employed as an executive of another corporation where any of the company's executives serves on that corporation's compensation committee may not serve on the audit committee.

(d) Immediate Family. A director who is an Immediate Family member of an individual who is an executive officer of the company or any of its affiliates cannot serve on the audit committee until three years following the termination of such employment relationship.

                      Quest Diagnostics Incorporated   2002 Proxy Statement   33

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

[QUEST DIAGNOSTICS LOGO]


                          www.questdiagnostics.com



MI0894

                                   Appendix 1


===============================================================================
Proxy - Quest Diagnostics Incorporated
===============================================================================

Proxy for Annual Meeting of Stockholders - May 7, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF QUEST DIAGNOSTICS INCORPORATED

The undersigned hereby appoints Kenneth W. Freeman, Michael E. Prevoznik and Leo
C. Farrenkopf, Jr., and each of them, proxies for the undersigned, with full power of substitution and revocation, to vote all shares of the Quest Diagnostics Incorporated Common Stock, par value $.01 per share, which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Quest Diagnostics Incorporated, to be held on Tuesday, May 7, 2002 at 10:30 a.m., local time, in New York, New York, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and the Annual Report to Stockholders and hereby instructs said proxies to vote said shares as indicated herein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

A majority of the proxies present and acting at the Annual Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

        PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND
                RETURN IT IN THE ENCLOSED, POSTAGE-PAID ENVELOPE,
                        TO QUEST DIAGNOSTICS INCORPORATED
                      c/o Computershare Investor Services
                                  P.O. Box 2702
                          Chicago, Illinois 60690-9402

 PLEASE INDICATE YOUR VOTE BY AN "X" IN THE APPROPRIATE BOX ON THE REVERSE SIDE

This proxy, if properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted, FOR the election of the Board's nominees and FOR ratification of the selection of the independent public accountants.




NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

QUEST DIAGNOSTICS INCORPORATED encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE
----------------
Call toll free [1-800-213-3198] any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit Control Number located on the reverse side of this card.

Option #1: To vote as the Board of Directors recommends on ALL proposals: Press 1

           When asked, please confirm your vote by pressing 1.

Option #2: If you choose to vote on each proposal separately, Press 0 and follow the recorded instructions.


TO VOTE BY INTERNET
-------------------
Go to the following Website:
www.computershare.com/us/proxy

Enter the information requested on your computer screen, including the 6-digit Control Number located on the reverse side of this card.

Follow the instructions on the screen.

If you vote by telephone or the Internet, DO NOT mail back the proxy card.

THANK YOU FOR VOTING

                                                                       007Q3B


                                                      CONTROL NUMBER          +

       Quest                                          000000 0000000000 0 0000
[LOGO] Diagnostics'r'                                 000000000.000 ext
                                                      000000000.000 ext
                                                      000000000.000 ext
                                                      000000000.000 ext
                                                      000000000.000 ext
MR A SAMPLE                                           000000000.000 ext
DESIGNATION (IF ANY)                                  000000000.000 ext
ADD 1
ADD 2                                                 Holder Account Number
ADD 3
ADD 4                                                 C 1234567890      J N T
ADD 5
ADD 6

Use a black pen. Print in
CAPITAL letters inside the grey  A B C  1 2 3  X      [ ] Mark this box with an X if you have made
areas as shown in this example                            changes to your name or address details above.

==========================================================================================================
Annual Meeting Proxy Card
==========================================================================================================

A  Election of Directors  PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the listed nominees for terms expiring in 2005.

                           For   Withhold
01 - William F. Buehler    [ ]      [ ]

02 - Van C. Campbell       [ ]      [ ]

03 - Rosanne Haggerty      [ ]      [ ]

04 - Dan C. Stanzione      [ ]      [ ]

B  Issues
The Board of Directors recommends a vote FOR the following resolution.

                                              For Against Withhold
2. Ratification of the selection of           [ ]   [ ]      [ ]  Mark this box with an X if you          [ ]
   PricewaterhouseCoopers LLP as independent                      plan to attend the meeting.
   public accountants to audit the financial
   statements of Quest Diagnostics for                            Mark this box with an X to discontinue  [ ]
   the year ending December 31, 2002.                             mailing duplicate Annual Reports.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

Signature 1              Signature 2              Date (dd/mm/yyyy)

----------------------   -----------------------  ------/--------/-------------

[ ] A5571                 1 U P X                                007Q1B       +











                        STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as............ 'r'